                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                             CITFED BANCORP, INC.
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                             CITFED BANCORP, INC.
- - -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

    (5) Total fee paid:

- - --------------------------------------------------------------------------------

    [x] Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- - --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

    (3) Filing party:

- - --------------------------------------------------------------------------------

    (4) Date filed:

- - --------------------------------------------------------------------------------

                      [CITFED BANCORP, INC. LETTERHEAD]




June 10, 1996


Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of CitFed Bancorp, Inc., I cordially invite you to attend the Annual Meeting of Stockholders of the Corporation. The Meeting will be held at 2:00 p.m. (Eastern Daylight
Time), on July 26, 1996, at the Corporation's executive offices in the Savers Club Auditorium, One Citizens Federal Centre, Dayton, Ohio.

         The attached Notice of Annual Meeting of Stockholders and Proxy Statement discusses the business to be conducted at the Meeting. We have also enclosed a copy of the Corporation's Annual Report to Stockholders. At the meeting we will report on the Corporation's operations and outlook for the year ahead.

         I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, PLEASE READ THE ENCLOSED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

         Thank you for your attention to this important matter.

                                        Very truly yours,


                                        Jerry L. Kirby

                                        JERRY L. KIRBY
                                        Chairman of the Board, President
                                         and Chief Executive Officer

                              CITFED BANCORP, INC.
                          ONE CITIZENS FEDERAL CENTRE
                                  DAYTON, OHIO


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 26, 1996


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of CitFed Bancorp, Inc. ("CitFed" or the "Corporation") will be held at the Corporation's executive offices in the Savers Club Auditorium, One Citizens Federal Centre, Dayton, Ohio, on Friday, July 26, 1996, at 2:00 p.m. (Eastern Daylight Time). A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of:

         I.      Electing three directors of the Corporation;

         II. Approving an amendment to Article Fourth of CitFed's Certificate of Incorporation to increase the total number of shares of all classes of stock which the Corporation shall have the authority to issue to forty-five million (45,000,000), consisting of fifteen million (15,000,000) shares of preferred stock and thirty million (30,000,000) shares of common stock;

         III. Approving an amendment to the 1991 Stock Option and Incentive Plan to increase by 280,000 the number of shares reserved for issuance thereunder (which is less than 5.00% of the issued and outstanding shares of the Corporation's common stock); and

such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on May 31, 1996 will be entitled to vote the number of shares held of record in their names on that date.

         You are requested to complete and sign the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        John H. Curp

                                        JOHN H. CURP
                                        Corporate Secretary

Dayton, Ohio
June 10, 1996


IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                PROXY STATEMENT

                              CITFED BANCORP, INC.
                          ONE CITIZENS FEDERAL CENTRE
                                  DAYTON, OHIO

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 26, 1996

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CitFed Bancorp, Inc.
("CitFed" or the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at the Corporation's executive offices in the Savers Club Auditorium, One Citizens Federal Centre, Dayton, Ohio, on July 26, 1996, at 2:00 p.m. (Eastern Daylight Time), and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to stockholders on or about June 10, 1996. Certain of the information provided herein relates to Citizens Federal Bank, F.S.B. (the "Bank"), a wholly owned subsidiary and the predecessor of the Corporation.

         At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon (i) the election of three directors of the Corporation,
(ii) the approval of an amendment to Article Fourth of CitFed's Certificate of Incorporation to increase the total number of shares of all classes of stock which the Corporation shall have the authority to issue to forty-five million (45,000,000), consisting of fifteen million (15,000,000) shares of preferred stock and thirty million (30,000,000) shares of common stock and (iii) the approval of an amendment to the 1991 Stock Option and Incentive Plan (the "Stock Option Plan") to increase by 280,000 shares the number of shares reserved for issuance thereunder (which is less than 5.00% of the issued and outstanding shares of the Corporation's common stock).

VOTING RIGHTS AND PROXY INFORMATION

         All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. Proxies solicited on behalf of the Board of Directors of the Corporation will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to John H. Curp, Secretary, CitFed Bancorp, Inc., One Citizens Federal Centre, Dayton, Ohio.

         One-half of the shares of the Common Stock present, in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Proxies marked as abstaining will be treated as present for purposes of determining a quorum at the Meeting and will be counted as present and entitled to vote on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name, because the beneficial owners discretion has been withheld as to one or more matters on the agenda for the Meeting, will be treated as present for purposes of determining a quorum for the Meeting, but will not be counted as voting on any matter as to which a non-vote is indicated on the broker's proxy.

VOTING REQUIRED FOR APPROVAL OF PROPOSALS

         Directors shall be elected by a plurality of the shares present in person or represented by proxy at the Meeting and entitled to be voted on the election of directors. Approval of the proposal to amend the Corporation's Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the shares entitled to be voted at the Meeting. Approval of the proposal to amend the Stock Option Plan, and in all other matters, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Stockholders of record as of the close of business on May 31, 1996 will be entitled to one vote for each share then held on all matters brought before the Meeting. As of that date, the Corporation had 5,691,265 shares of Common Stock issued and outstanding.

         The following table sets forth information as of May 31, 1996 regarding the share ownership of (i) those persons who were known by management to be the beneficial owners of more than 5% of the outstanding shares of Common Stock and (ii) the shares of Common Stock beneficially owned by the executive officers named below and all directors and executive officers as a group. For information regarding the beneficial ownership of Common Stock by directors and nominees of the Corporation, see "Proposal I - Election of Directors."

                                                                SHARES               PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIALLY OWNED   OF CLASS
- - ------------------------------------                            ------------------   --------
James Investment Research, Inc. and Frances E. James, Jr.
P.O. Box 8
Alpha, Ohio 45301(1)                                                293,969              5.165%

NAMED EXECUTIVE OFFICERS
- - ------------------------
Jerry L. Kirby (2)
President, Chief Executive Officer and Chairman
of the Board of CitFed and the Bank                                 114,862              1.994%

William M. Vichich (2)
Executive Vice President, Chief Operating Officer and
Chief Financial Officer of CitFed and the Bank                       57,401              1.004%

Mary L. Larkins (2)
Senior Vice President of CitFed and the Bank, Executive
Vice President of CitFed Mortgage Corporation                        32,978              0.578%

John H. Curp (2)
Senior Vice President and Secretary of CitFed, Senior
Vice President and Legal Counsel of the Bank                         30,325              0.531%

Hazel L. Eichelberger (2)
Senior Vice President and Assistant Secretary of CitFed,
Senior Vice President and Secretary of the Bank                      36,183              0.634%

All directors and executive officers of the Corporation
and the Bank as a group (18 persons) (2)                            543,251              9.240%
- - -----------------------------------------------



(1) As reported by James Investment Research, Inc. ("JIR") and Frances E. James, Jr., the President and controlling shareholder of JIR, in a Schedule 13D dated May 5, 1994, JIR reported sole voting power with respect to 124,404 shares and sole dispositive power with respect to 293,969 shares and Mr. James reported no voting power and sole dispositive power with respect to 293,969 shares as a result of the activities of JIR as a registered Investment Advisor to several investment companies and investment manager for several institutional accounts, none of which own in excess of 5% of the Common Stock of the Corporation.

(2) This amount includes shares held directly, through the Bank's 401(k) Plan, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and/or investment power. Also included in the above amounts are 70,500 shares, 26,810 shares, 13,940 shares, 14,490 shares, 13,290 shares and 187,933 shares of CitFed common stock subject to options which are immediately exercisable or exercisable within 60 days of the voting record date by Mr. Kirby, Mr. Vichich, Ms. Larkins, Mr. Curp, Ms. Eichelberger and all directors and executive officers as a group, respectively. Not reported in the above table are 132 shares of Common Stock owned by Mr. Philip Essig, who resigned from employment with the Corporation and the Bank during the fiscal year.

                       PROPOSAL I - ELECTION OF DIRECTORS

GENERAL

         The Corporation's Board of Directors consists of ten members and is divided into three classes, with each class consisting of approximately one-third of the Board. Approximately one-third of the directors are elected annually and are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

         The following table sets forth certain information, as of May 31, 1996, regarding the composition of the Corporation's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why a nominee might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

                                                                                SHARES OF
                                                                               COMMON STOCK     PERCENT
                                POSITION(S) HELD     DIRECTOR      TERM TO     BENEFICIALLY       OF
NAME                   AGE(1)      IN CITFED         SINCE(2)      EXPIRE         OWNED          CLASS
- - ---------------------------------------------------------------------------------------------------------
                                              NOMINEES
Cheryl A. Craigie        39      Director              1993        1999           4,250(3)       0.075%
Allen M. Hill            50      Director              1987        1999          15,116(3)       0.265%
Gilbert P. Williamson    58      Director              1994        1999           5,000(3)       0.088%

                                                  DIRECTORS CONTINUING IN OFFICE

Jerry L. Kirby           61      President, Chief      1974        1998         114,862(4)       1.994%
                                 Executive Officer and
                                 Chairman of the Board
Donald E. Broehm         66      Director              1982        1998          13,473(3)       0.237%
Clarence E. Bowman, Jr.  42      Director              1989        1998          10,667(3)       0.187%
Paul F. Dillenburger     47      Director              1989        1998           7,889(3)       0.139%
Larry R. Ritter          52      Director              1987        1997           8,535(3)       0.150%
James E. Walsh           66      Director              1977        1997          10,667(3)       0.187%
Leon A. Whitney          66      Director              1984        1997          21,330(3)(5)    0.375%
- - ---------------------------------

(1) At March 31, 1996.

(2) Includes service as a director of the Bank.

(3) Includes shares held directly, including 4,000 shares subject to options which are immediately exercisable, as well as shares which are held in retirement accounts; or held by certain members of the named director's family, with respect to which shares such director may be deemed to have sole or shared voting and/or investment power.

(4) Includes shares held directly, including 70,500 shares subject to options which are immediately exercisable, as well as shares which are held in retirement accounts, with respect to which shares Mr. Kirby may be deemed to have sole or shared voting and/or investment power.

(5) Includes 664 shares held directly by Mr. Whitney's spouse.

         The business experience of each director of CitFed is set forth below. All directors have held their present position for at least five years unless otherwise indicated.

         CHERYL A. CRAIGIE - Ms. Craigie is the vice president and general manager of television station WDTN-TV 2 in Dayton, Ohio, a position she has held since 1991. From 1988 until 1991, she was the general, national and local sales manager of television station KMBC-TV in Kansas City, Missouri. In addition to serving on the Board of Directors of CitFed, other current board appointments include the Multiple Sclerosis Society, the Dayton Area Chamber of Commerce, the Wright State University Foundation and the Dayton Philharmonic Orchestra Association. Ms. Craigie holds a bachelor's degree in journalism from Penn State University. She has also taken graduate courses at the Sterling Institute and at Harvard's Graduate School of Business Administration.

         ALLEN M. HILL - Mr. Hill is the president and chief executive officer of the Dayton Power and Light Company (DP&L), having served in various capacities since 1965. He also serves as a member of the Board of Directors of DP&L. In addition to serving on the Board of Directors of CitFed, he is also serving on the following Boards: the Dayton Boys/Girls Club, the Miami Valley Regional Planning Commission, the Ohio Electric Utility Institute, the Dayton Art Institute and the Hipple Cancer Research Center. Mr. Hill received a bachelor of science degree in electrical engineering and master of business administration degree from the University of Dayton.

         GILBERT P. WILLIAMSON - Mr. Williamson served as Chairman of the Board and Chief Executive Officer of NCR Corporation from 1991 until he retired in May 1993. Mr. Williamson was named Chairman and Chief Executive Officer of NCR Corporation and became a member of AT&T's Management Executive Committee, Operations Committee and Board of Directors following the purchase of NCR by AT&T in 1991. Mr. Williamson joined NCR in 1962 as a systems engineer and moved up through the company holding numerous positions prior to becoming President and a member of the NCR Board in 1988. In addition to serving on the Board of Directors of CitFed, he is also serving on the Boards of Directors of the following companies: The Santa Cruz Operation, Inc., a software company headquartered in Santa Cruz, California, Roberds, a furniture and home electronics company headquartered in Dayton, Ohio and Retix, an open networking company headquartered in Santa Monica, California. Mr. Williamson also serves on a number of advisory boards and committees, and is included in numerous community activities. Mr. Williamson holds a bachelor's degree in industrial management from San Jose State University.

         JERRY L. KIRBY - Mr. Kirby is Chairman of the Board, President and Chief Executive Officer of CitFed, positions he has held since 1991. Mr. Kirby joined the staff of the Bank in 1954 directly from having attended the University of Michigan. He was named President and Chief Executive Officer of the Bank in 1973 and additionally, in 1979, was elected Chairman of the Board of the Bank. Mr. Kirby also serves on the Board of Directors of Roberds, a furniture and home electronics company headquartered in Dayton, Ohio, as well as on the Board of Directors of the Neff Folding Box Corporation, Supply One Corporation, and the United Way of Dayton, Greene County and Preble County, for which he served as campaign chairman in 1991. Mr. Kirby also serves on the Dayton Business Committee as well as the Foundation Board of Trustees of Sinclair Community College, the Wright State University Advisory Board for the College of Business and Administration, the Board of Directions of Improved Solutions for Urban Systems for the Greater Dayton Area and the Ohio Chamber of Commerce. He is past chairman of both the Dayton Area Chamber of Commerce and the Dayton Area Progress Council and served two terms on the Board of Directors of the Cincinnati Branch, Federal Reserve Bank of Cleveland.

         DONALD E. BROEHM - Mr. Broehm is the president of Mid-State Bolt and Nut Corporation ("Mid-State"), a position he has held since 1976. Mr. Broehm joined Mid-State in 1953. He is also the president of Trans-America International, an importer of fasteners. He became a member of the Board of the Bank in 1982 as a result of the merger with Ohio State Federal Savings and Loan of which he was a Board member. He holds a bachelor of arts degree from Capital University.

         CLARENCE E. BOWMAN, JR. - Mr. Bowman is the owner and director of Bowman Funeral Chapel in Dayton. Mr. Bowman has a master of science degree from the Ohio State University, a bachelor of business administration from the University of Cincinnati and he graduated from the Cincinnati College of Mortuary Science.

         PAUL F. DILLENBURGER - Mr. Dillenburger has worked in the public accounting field from 1971 to the present and is currently a self-employed certified public accountant in Cincinnati, Ohio. Until 1989, he served as a senior partner at Dillenburger, Beyer & Pearlman, Inc., a CPA firm which he founded in 1975. As a result of the merger with Liberal Savings and Loan Association, he became a member of the Bank' Cincinnati Advisory Board in 1983, prior to joining the Board of Directors of the Bank in 1989. Mr. Dillenburger received a bachelor of science degree in accounting from the University of Notre Dame.

         LARRY R. RITTER - Mr. Ritter has been a partner of Continental Real Estate Corporation, a fully integrated firm dealing with real estate development, property management and real estate brokerage services since 1989. He is the former president and chief operating officer of Rax Restaurants, Inc., Columbus, Ohio, a position he assumed in 1985. He also served on the corporate board of Rax Restaurants. Mr. Ritter has a master of business administration degree from the University of Cincinnati and a bachelor of arts in economics from Ohio State University.

         JAMES E. WALSH - Mr. Walsh is a partner in Miller-Valentine Construction. Mr. Walsh joined Miller-Valentine as a partner, vice president and operations manager in 1964 and became the corporation's president in 1974, and was the Chairman of the Board of Directors from 1988 through 1993. He is on the Board of Directors of the West Central Ohio Chapter of Associated General Contractors of America. Mr. Walsh received a bachelor of science degree in civil engineering from the University of Dayton.

         LEON A. WHITNEY - Mr. Whitney is the president of Baldwin & Whitney Insurance Agency, Inc. In 1970 he was elected vice president and director and became the Corporation's president in 1971. During his career he has served as a member and chairman of several principal agent and insurance corporation liaison groups and is currently active with many charitable and community organizations. Mr. Whitney received a bachelor of arts degree in business administration from the Ohio Wesleyan University.

         The Board of Directors of the Bank currently consists of ten directors, all of whom are directors of CitFed. The Board is divided into three classes and approximately one-third of the directors are elected annually. Because CitFed owns all of the issued and outstanding shares of capital stock of the Bank, CitFed elects the directors of the Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         MEETINGS AND COMMITTEES OF CITFED. Meetings of CitFed's Board of Directors are generally held on a quarterly basis. The Board of Directors met eight times during the fiscal year ended March 31, 1996. During fiscal 1996, no incumbent director of CitFed attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served. Directors are not paid a fixed fee for serving on the Board of CitFed's however, each Board member is paid a contingent fee at year end based on CitFed's return on equity for the fiscal year. The fee paid to directors for fiscal 1996 was $1,000. Directors of CitFed, who are not officers of CitFed, are also paid $250 per committee meeting attended.

         The Board of Directors of CitFed has standing Executive, Audit, Stock Option and Incentive Plan, Compensation and Nominating Committees.

         The Executive Committee is comprised of Directors Kirby, Hill, Walsh, Whitney, and Williamson. To the extent authorized by the Board of Directors and by the Corporation's bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. Specifically, the committee works with senior management to accomplish the goals and objectives of CitFed and in formulating future business strategies. The Executive Committee did not meet during fiscal 1996.

         The Audit Committee recommends independent auditors to the Board, reviews the results of the auditors' services, reviews with management and the internal auditors the systems of internal control and internal audit reports and assures that the books and records of the Corporation and the Bank are kept in accordance with applicable accounting principles and standards. The members of the Audit Committee are James E. Walsh (Chairman), Leon A. Whitney, and Paul
F. Dillenburger. In fiscal 1996, this committee did not meet at the Corporation level; however, the subsidiary Bank's audit committee, which serves the same function and has the identical makeup, met two times during fiscal 1996.

         The Stock Option and Incentive Plan Committee is comprised of Directors Whitney and Williamson. This committee is responsible for administering the Stock Option Plan. The Stock Option and Incentive Plan Committee met four times during fiscal 1996.

         The Compensation Committee, comprised of Directors Hill, Walsh and Williamson, advises the Board on compensation issues. This committee met twice during fiscal 1996.

         The Nominating Committee is comprised of Directors Kirby, Bowman and Walsh. This committee met once in fiscal 1996 and recommended nominees for election as directors which were approved by the entire CitFed Board. While the Board of Directors will consider nominees recommended by stockholders, the Board has not actively solicited such nominations. Pursuant to the Corporation's bylaws, nominations by stockholders must be delivered in writing to the Secretary of CitFed at least 30 days before the date of the annual meeting.

         Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may have additional special meetings upon request of the managing officer or of three directors. The Board of Directors met 13 times during fiscal 1996. During fiscal 1996, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served. Directors who are not officers of the Bank received an annual retainer of $6,000 and fees of $1,000 per month for each Board meeting attended and $250 for each committee meeting attended during fiscal 1996.

         The Executive Committee of the Bank is composed of Directors Kirby, Hill, Walsh, Whitney and Williamson. To the extent authorized by the Board of Directors of the Bank and by the Bank's bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. Specifically, the committee works with senior management to accomplish the goals and objectives in the Bank's business plan and in formulating future business strategies. The Bank's Executive Committee did not meet during fiscal 1996.

         The Compensation Committee of the Bank, whose members are the same as the Corporation's compensation committee, is responsible for reviewing and making recommendations with respect to salaries for Bank and subsidiary personnel. Two meetings were held by this committee during fiscal 1996.

         Nominees for election as directors are selected by the entire Board of Directors of the Bank.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during fiscal 1996 were Directors Hill, Walsh and Williamson. During fiscal 1996, Director Walsh had loans outstanding with the Bank aggregating in excess of $60,000. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation for services in all capacities to the Corporation and the Bank for the years ended March 31, 1996, 1995 and 1994 of those persons who were, at March 31, 1996, (i) CitFed's Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Corporation and the Bank (the "named executive officers").

                                                    SUMMARY COMPENSATION TABLE
- - ----------------------------------------------------------------------------------------------------------------------
                        Annual Compensation                                    Long Term Compensation
- - ---------------------------------------------------------------------------- ----------------------------
                                                                                  Awards          Payouts
                                                                    Other    ------------------   -------
                                   Fiscal Year                      Annual   Restricted Options            All Other
                                     Ended                         Compen-     Stock     Shares    LTIP    Compen-
Name and Principal Position         March 31   Salary    Bonus      sation(1) Awards(s)   (#)     Payouts   sation
- - ----------------------------------------------------------------------------------------------------------------------
JERRY L. KIRBY                       1996     $327,171  $131,708     $---     $---        ---      $---     $  3,443(2)
Chairman of the Board, President     1995      306,000   135,096      ---      ---        ---       ---     $  3,136
and Chief Executive Officer of       1994      295,000   137,728      ---      ---        ---       ---      212,028
CitFed and the Bank

WILLIAM M. VICHICH                   1996      203,845    68,920      ---      ---        ---       ---     $  5,310(2)
Executive Vice President, Chief      1995      190,000    59,916      ---      ---        ---       ---     $  5,117
Operating Officer and Chief          1994      173,000    53,846      ---      ---        ---       ---      132,577
Financial Officer of CitFed
and the Bank

MARY L. LARKINS                      1996      167,500    49,783      ---      ---        ---       ---     $  3,718(2)
Senior Vice President of CitFed      1995      160,000    50,456      ---      ---        ---       ---     $  3,339
and the Bank, President of CitFed    1994      145,000    45,131      ---      ---        ---     40,705(3)   79,798
Mortgage Corporation of America

JOHN H. CURP                         1996      130,970    35,577      ---      ---        ---       ---     $  2,261(2)
Senior Vice President, Legal         1995      125,000    31,535      ---      ---        ---       ---     $  2,188
Counsel and Secretary of CitFed,     1994      120,000    31,125      ---      ---        ---       ---     $ 68,531
Senior Vice President and Legal
Counsel of the Bank

HAZEL L. EICHELBERGER                1996      114,809    32,942      ---      ---        ---       ---     $  3,395(2)
Senior Vice President of CitFed      1995      110,000    27,251      ---      ---        ---       ---     $  3,373
and the Bank and Secretary of        1994      105,000    27,234      ---      ---        ---       ---      142,858
the Bank

PHILIP M. ESSIG(4)                   1996      174,036    16,399      ---      ---        ---       ---     $  2,846(2)
Executive Vice President of          1995      160,000    40,365      ---      ---        ---       ---     $  4,704
CitFed and the Bank                  1994      160,000    41,500      ---      ---        ---       ---     $  1,867
- - -----------------------------------------

(1) Certain executive officers of the Bank receive indirect compensation in the form of personal benefits including; personal tax, financial and estate planning services, club memberships and the use of automobiles. The amount of such indirect compensation in fiscal 1996 did not exceed, with respect to any executive officer, the lesser of $50,000 or 10% of the total amount of annual salary and bonus paid to such officer.

(2) Consists of fiscal 1996 contributions by the Bank under its 401(k) plan of approximately $0, $4,485, $3,071, $1,703, $2,526 and $1,907 and the
    payment of insurance premiums by the Bank of $3,443, $825, $647, $558, $859 and $939 on behalf of officers Kirby, Vichich, Larkins, Curp, Eichelberger and Essig, respectively.

(3) Includes a one-time distribution to Ms. Larkins under a long-term incentive plan of CitFed Mortgage Corporation based on a seven year performance period which ended during fiscal 1995. The bonus pool under the plan was equal to 1% of the value of the increase in CitFed Mortgage Corporation's loans serviced for others (determined in accordance with a formula which considered a variety of criteria, including amortization rates, after-tax discounts, delinquency rates, original maturity, foreclosure rates and whether servicing was acquired through origination, purchase or merger) at the end of the seven year period that began January 1, 1987. Distributions to participants were based on such participant's total base compensation as a percentage of total base compensation paid to all eligile participants during the seven year period.

(4) Resigned from employment with the Corporation and the Bank during fiscal
    1996.

         The following table provides information as to the number and value of stock options held by the named executive officers at the fiscal year ended March 31, 1996. No Stock Appreciation Rights have been granted under the Stock Option Plan. At March 31, 1996 the price of CitFed's Common Stock was $35.50 per share, based on the closing price on March 29, 1996, the last day of trading for the fiscal year ended March 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                              Number of                Value of Unexercised
                                                             Unexercised                   In-the-Money
                                                              Options at                    Options at
                            Shares                          March 31, 1996                March 31, 1996(1)
                          Acquired on     Value        ----------------------------  ----------------------------
                           Exercise     Realized(1)    Exercisable    Unexercisable  Exercisable    Unexercisable
Name                         (#)           ($)            (#)            (#)            ($)              ($)
- - -----------------------------------------------------------------------------------------------------------------
Jerry L. Kirby              4,000         106,000       76,500            ---        $2,027,250          ---
William M. Vichich          1,100          29,150       27,477            ---           728,141          ---
Mary L. Larkins               550          14,575       13,940            ---           369,410          ---
John H. Curp                  ---            ---        14,490            ---           383,985          ---
Hazel L. Eichelberger         600          15,900       13,890            ---           368,085          ---
Philip M. Essig(2)         28,577         757,291         ---             ---             ---            ---
- - ------------------------------------------

(1) Represents the aggregate market value of the named executive officer's stock options as of March 31, 1996. The market value per share of Common Stock is the difference between the market price per share of the Common Stock ($35.50 per share based upon the closing price per share of the Common Stock as reported on the Nasdaq National Market on March 29, 1996, the last day of trading for the fiscal year ended March 31, 1996, less the exercise price of the options ($9.00 per share).


(2) Resigned from employment with the Corporation and the Bank during fiscal
    1996.

         EMPLOYMENT AGREEMENTS. The Bank has entered into employment agreements with Messrs. Kirby, Vichich and Curp, Ms. Larkins, Ms. Eichelberger and four other executive officers. The employment agreements provide for annual base salaries in amounts not less than the employees' current salaries. The employment agreements provide for an initial term of three years for Mr. Kirby, two years for Mr. Vichich and Ms. Larkins, and one year for all others. The agreements provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are terminable by the employee upon 90 days notice to the Bank. The employment agreements provide for payment to the employee of up to 299% for Mr. Kirby, 200% for Mr. Vichich and Ms. Larkins and 100% for all other individuals, of the employee's five-year average compensation in the event there is a change in control of the Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code") to be contingent on a change in control. Such termination payments are provided on a similar basis in connection with a voluntary termination of employment, where the change in control was at any time opposed by the Corporation's Board of Directors. For the purposes of the employment agreements, a change in control is defined to mean: (i) the acquisition by a person or group of persons of beneficial ownership of 25% or more of the Common Stock of the Corporation, (ii) as a result of any cash tender offer, merger or other business combination, sale of assets or contested election, the persons who were directors of the Corporation cease to constitute a majority of the Board, or (iii) the stockholders approve the sale or other disposition of all or substantially all the assets of the Corporation; provided, however, that any such events shall not constitute a "change of control" if approved by the Corporation's Board. Assuming a change of control had taken place as of March 31, 1996, the aggregate amount payable to Messrs. Kirby, Vichich and Curp, Ms. Larkins and Ms. Eichelberger would have been approximately $960,000, $400,000, $129,000, $335,000 and $113,000,
respectively.

         The agreements also provide, among other things, for participation in an equitable manner and employee benefits applicable to executive personnel.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Bank's subsidiary Board of Directors has furnished the following report on executive compensation:

         The Bank's Compensation Committee has responsibility for reviewing the compensation policies and plans for the Bank's and its affiliates. The policies and plans established are designed to achieve both short-term and long-term operational performance of the Bank and to build stockholder value through both dividend payout and anticipated price appreciation in CitFed's Common Stock as a result of the Bank's performance.

         One of the Committee's primary objectives in the compensation area is to develop and maintain compensation plans which provide the Bank with the means of attracting and retaining quality executives at competitive compensation levels and to implement compensation plans which seek to motivate executives to perform to the full extent of their abilities, which seek to enhance the profitability of CitFed, and thus stockholder value, by aligning closely the financial interest of CitFed's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation and benefit plan studies and recommendations made by independent consultants each year. These studies analyze and compare the Bank's compensation plans to other financial institutions of similar make up and size. The Committee reviews the selection of peer companies used for compensation comparison purposes. The studies focus on base compensation, annual incentive compensation, equity based compensation, and long term incentive compensation.

         The Compensation Committee has established a goal of providing base pay for executive officers at approximately ninety-five percent of the median of the peer group, and a total cash compensation goal, including both base pay and performance based incentive award opportunities, at the median level of the peer group.

         With respect to Mr. Kirby, at the beginning of fiscal 1996, his base salary was $321,000. Effective April 1, 1996 the base salary granted to him was $346,000. In determining Mr. Kirby's base salary the Committee took into account a comparison of chief executive officers in the peer group of financial institutions, the Bank's success in increasing its earnings over the previous fiscal year, the status of non-performing assets, improving the Bank's efficiency ratio, and increasing the Bank's return on average equity, while at the same time expanding the Bank's core deposits and the market areas of both the Bank's and its mortgage banking subsidiary. The Committee also took into account the Bank's success in meeting its financial and nonfinancial objectives as well as an overall assessment of Mr. Kirby's contribution to the 9% increase in CitFed's stockholders equity, the resulting 30% appreciation in market price for CitFed's stockholders and the 16.6% increase in the regular stock dividend rate during 1996.

         Each of the Bank's executive officers participates in the Annual Incentive Plan. Target incentive award level opportunities are established for each participant in the plan. The Annual Incentive Plan award payout formula is based on the achievement of specially defined business and financial goals relating to return on average equity, asset quality, increase in non-interest income, improvement of CitFed's efficiency ratio, and overall corporate and individual performance, as reviewed and approved by the Bank's Board of Directors. These goals reflect aggressive, yet realistically achievable goals. Threshold financial performance objectives are established which represent the minimum acceptable performance levels required for incentive payout. Target and outstanding attainment levels are also set which encourages over-achievement of each goal.

         For the fiscal year ended March 31, 1996, each of the Bank's executive officers, including Mr. Kirby, received incentive cash compensation under the guidelines of the Bank's annual incentive plan. Based upon Mr. Kirby's incentive award opportunity and the Bank's performance in achieving its financial and business goals, the amount of incentive cash compensation earned by Mr. Kirby during the 1996 fiscal year was $131,708.

         Upon the mutual to stock conversion of the Bank in 1992, the Bank and CitFed have included stock options and restricted stock awards as key elements in their total compensation package. Equity based compensation provides a long term alignment of interests and results achieved for stockholders and the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of the Corporation most depends with a proprietary interest in CitFed. In 1991, the CitFed Stock Option Plan and the CitFed MRP were adopted providing for the grant of several types of equity based awards including stock options and restricted stock awards. These plans were ratified by CitFed stockholders in 1992. Since the initial awards in January, 1992, no additional restricted stock or stock options have been awarded to the Corporation's named executive officers. Based upon the awards of restricted stock and stock options and their respective vesting schedules, the remaining 4,588 shares of restricted stock granted to Mr. Kirby in 1992 vested in fiscal 1996. All stock options awarded to Mr. Kirby to date are vested.

         Through the compensation programs described above, a significant portion of the Bank's executive compensation is linked directly to individual and corporate performance which is intended to result in stock price appreciation. The Committee will continue to review the peer group and all elements of compensation to assure that the compensation objectives and plans meet CitFed's business objective and its philosophy of linking executive compensation to stockholder interests as discussed above.

         In 1993, Congress amended the Internal Revenue Code to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to one million dollars per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Bank's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of CitFed's (or subsidiaries) deduction for employee remuneration will be non-deductible in fiscal 1996 or in future years by reason of compensation awards granted in fiscal 1996. The Committee intends to review CitFed's (and subsidiaries) executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, to these executive compensation plans with a view toward implementing CitFed's (and subsidiaries) compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

         The foregoing report is furnished by the Compensation Committee of the Board of Directors:

  Allen M. Hill (Chairman)        Gilbert P. Williamson        James E. Walsh

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

         The line graph below compares the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Bank Stock Index for the period from January 22, 1992 to March 31, 1996. The graph assumes that $100 was invested on January 29, 1992 and that all dividends were reinvested. The Corporation became a publicly traded Corporation on January 29, 1992.


                                   [GRAPH]

                      1/22/92  3/31/92  6/30/92  9/30/92  12/31/92   3/31/93   6/30/93     9/30/93   12/31/93  3/31/94
CitFed Bancorp, Inc.   $100     $132     $133     $158      $200      $197       $228        $267      $271      $274
NASDAQ Stock Market    $100     $ 97     $ 91     $ 94      $110      $112       $114        $124      $126      $121
NASDAQ Bank Index      $100     $108     $118     $121      $140      $155       $150        $164      $160      $158

                      6/30/94  9/30/94 12/31/94  3/31/95   6/30/95   9/30/95    12/31/95   3/31/96
CitFed Bancorp, Inc.   $300     $365     $322     $307      $308      $396         $391      $493
NASDAQ Stock Market    $115     $125     $123     $134      $154      $172         $174      $182
NASDAQ Bank Index      $171     $172     $159     $175      $193      $217         $237      $247

BENEFIT PLANS

         PENSION PLAN. The Bank's employees are included in a noncontributory defined benefit retirement plan (the "Pension Plan") which covers all employees who have met minimum service requirements. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The following table sets forth, in specified compensation and years of service classifications, the estimated annual benefits payable upon retirement at age 65 (including amounts payable pursuant to the supplemental retirement benefit agreements discussed below) under the Bank's non-contributory qualified defined benefit pension plan.

                                         PENSION PLAN TABLE
         ------------------------------------------------------------------------------------
                                                     YEARS OF SERVICE
                           ------------------------------------------------------------------
         Remuneration            10            15            20             25             30
         ------------------------------------------------------------------------------------
             $150,000      $ 38,400      $ 50,175      $ 61,950       $ 85,500       $ 85,500
              175,000        44,800        58,538        72,275         99,750         99,750
              200,000        51,200        66,900        82,600        114,000        114,000
              225,000        57,600        75,263        92,925        128,250        128,250
              250,000        64,000        83,625       103,250        142,500        142,500
              300,000        76,800       100,350       123,900        171,000        171,000
              400,000       102,400       133,800       165,200        228,000        228,000
              500,000       128,000       167,250       206,500        285,000        285,000
              600,000       153,600       200,700       247,800        342,000        342,000

         The Plan provides a monthly benefit equal to 1.25% of average monthly compensation up to Social Security covered compensation plus 1.8% of average monthly compensation in excess of covered compensation, times the number of years of service up to 30 years. Wages considered for the Plan are for the highest five consecutive plan years of base compensation out of the last ten years of employment. At March 31, 1996, the estimated years of service of Messrs. Kirby, Vichich, Curp, Ms. Larkins and Ms. Eichelberger under the Pension Plan were 43, 12, 20, 13 and 41, respectively. Mr. Essig resigned from employment with the Corporation and the Bank during fiscal 1996 with five years of service.

         The maximum annual compensation which may be taken into account under the Internal Revenue Code (as adjusted from time to time by the Internal Revenue Service) for calculating contributions under qualified defined benefit plans currently is $150,000 and the maximum annual benefit permitted under such plans currently is $120,000.

         SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS. The Bank has entered into a supplemental retirement benefit agreement with Jerry L. Kirby, the President, Chief Executive Officer and Chairman of the Board. This unfunded, non-qualifying agreement provides for retirement income supplemental to that to be provided under the Bank's pension plan, payable on an annual basis in an amount equal to 57% of Mr. Kirby's average compensation based on the highest three years of compensation during the five years prior to retirement less his primary Social Security benefit and the amount of the benefits payable to him under all other qualified pension and retirement plans of the Bank (exclusive of any amount attributable to contributions to such plan made by Mr. Kirby). Until disbursed, the amounts, if any, directed to be deferred will continue to be assets of the Bank, subject to the claims of general creditors. Assuming Mr. Kirby's employment was involuntarily terminated as of March 31, 1996, he would have been eligible to receive, at normal retirement, an annual benefit of approximately $145,000 under his agreement. The annual benefit upon retirement (at normal retirement age) payable to Mr. Kirby under his severance agreement is estimated, based on assumed salary increases, to be approximately $153,000 (which amount is included in the pension plan table above). Mr. Kirby may elect within a certain time frame to receive the present value of the entire supplemental benefit in one lump sum.

         The Bank has also entered into supplemental retirement benefit agreements with Mr. Vichich, Mr. Curp, Ms. Larkins, Ms. Eichelberger and two other executive officers. These agreements are identical to Mr. Kirby's agreement described above, except that they provide for supplemental retirement income to be payable on an annual basis in an amount between 26% and 57% (based on a combination of age and years of service) of such individual's average compensation (as defined above) and they do not permit the participant to elect to receive the present value of his or her entire supplemental benefit in one lump sum. Assuming the employment of Mr. Vichich, Mr. Curp, Ms. Larkins and Ms. Eichelberger had been involuntarily terminated as of March 31, 1996, they would have been eligible to receive, at normal retirement, an annual benefit of approximately $38,000, $30,000, $29,000 and $34,000, respectively, under their agreements. The annual benefit upon retirement (at normal retirement age) payable to each such individual under his or her severance agreement is estimated, based on assumed annual salary increases, to be approximately $210,000, $82,000, $148,000 and $36,000, respectively (which amounts are included in the pension plan table above).

CERTAIN TRANSACTIONS

         The Bank, like many financial institutions, followed a policy of granting various types of loans to officers, directors and employees. All loans to executive officers and directors are made in the ordinary course of business in accordance with the Bank's standard underwriting practices and procedures, were all made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as these prevailing at the time for comparable transactions with other persons, and did not include more than the normal risk of collectability or present other unfavorable features.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended March 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.


  PROPOSAL II - APPROVAL OF AMENDMENT TO CITFED'S CERTIFICATE OF INCORPORATION

         CitFed's Certificate of Incorporation currently provides that the total number of shares of all classes of stock that the Corporation shall have the authority to issue is fifteen million (15,000,000), consisting of five million (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock") and ten million (10,000,000) shares of common stock, par value $.01 per share ("Common Stock" and together with the Preferred Stock, the "Capital Stock"). As of May 31, 1996, no shares of Preferred Stock and 5,691,265 shares of Common Stock were issued and outstanding. The Stock Option Plan initially reserved 402,500 shares of Common Stock for issuance, of which awards representing 312,492 shares have been granted. In addition, options to purchase 123,101 shares of Common Stock are outstanding under the Stock Option and Incentive Plan assumed by CitFed in connection with its acquisition of PSB Holdings Corporation (the "Assumed Stock Option Plan"), which acquisition was approved by shareholders on August 18, 1995. Based on the number of shares outstanding on May 31, 1996 and the shares reserved for issuance under the Stock Option Plan and Assumed Stock Option Plan, CitFed currently has approximately 3,913,000 authorized shares of Common Stock left for issuance in the future.

         Furthermore, the Board of Directors believes that the authorization of additional shares of CitFed Capital Stock is advisable to provide CitFed with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes including, without limitation, stock splits and stock dividends in appropriate circumstances. There are, at present, no plans, understandings, agreements or arrangements other than as discussed above concerning the issuance of additional shares of Capital Stock. As a result, the Board of Directors has unanimously adopted, subject to stockholder approval, the proposed amendment to increase the number of all classes of authorized shares of Capital Stock to forty-five million (45,000,000), consisting of fifteen million (15,000,000) shares of Preferred Stock and thirty million (30,000,000) shares of Common Stock.

         Attached as Exhibit A to this Proxy Statement is the complete text of the proposed amendment to CitFed's Certificate of Incorporation.

         Uncommitted authorized but unissued shares of Capital Stock may be issued from time to time to such persons and for such consideration as the Board of Directors may determine, and holders of the then outstanding shares of Capital Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the Stock Market and the judgment of the Board regarding the submission of such issuance to a vote of the stockholders. CitFed stockholders have no preemptive rights to subscribe for newly issued shares. In this regard, the issuance of additional shares from authorized but unissued shares of the Corporation, whether in connection with a merger, the exercise of stock options or otherwise, may have a dilutive effect on a stockholder's percentage voting power in the Corporation and may decrease certain per share financial measures for a period of time. The Corporation may consider repurchasing its shares in the future in order to minimize or avoid any such dilutive effects.

         Moreover, it is possible that additional shares of Capital Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in the Corporation more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of the Corporation. Under such circumstances, the availability of authorized and unissued shares of Capital Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of the Corporation by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors in opposing such an attempt by a third party to gain control of the Corporation or could also be used to dilute ownership of a person or entity seeking to obtain control of the Corporation. Although the Corporation does not currently contemplate taking such action and the Board is unaware of any third party offer to acquire the Corporation at this time, shares of Capital Stock could be issued for the purposes and effects described above and the Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

         The Board of Directors believes that the proposed increase in the number of authorized shares of apital Stock will provide the flexibility needed to meet corporate objectives and is in the best interests of CitFed and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF ALL CLASSES OF CAPITAL STOCK TO FORTY-FIVE MILLION (45,000,000), CONSISTING OF FIFTEEN MILLION (15,000,000) SHARES OF PREFERRED STOCK AND THIRTY MILLION (30,000,000) SHARES OF COMMON STOCK.

                  PROPOSAL III -- APPROVAL OF THE AMENDMENT TO
                    THE 1991 STOCK OPTION AND INCENTIVE PLAN

         The Corporation's Stock Option Plan currently authorizes the issuance of up to 402,500 shares (i.e., an amount equal to approximately 10% of the stock issued pursuant to the Bank's conversion to capital stock form) of the Corporation's Common Stock. The Stock Option Plan was initially ratified by the stockholders of the Corporation in 1992.

         The Stock Option Plan was adopted in order to advance the interests of the Corporation and its stockholders by affording executive officers, directors and certain key employees an opportunity to acquire or increase their proprietary interest in the Corporation through the grant of a variety of long-term incentive awards. By encouraging such persons to become owners of the Corporation, the Corporation seeks to attract, motivate, reward and retain those individuals whose judgment, initiative, leadership and effort most directly determines the success of the Corporation. CitFed also believes that the Stock Option Plan is a useful tool in negotiating potential mergers and acquisitions.

THE AMENDMENT TO THE STOCK OPTION PLAN

         The Board of Directors has adopted, subject to stockholder approval, an amendment to the Stock Option Plan which will increase by 280,000 (i.e., an amount equal to approximately 4.92% of the current issued and outstanding Common Stock) the number of shares available for issuance under the Stock Option Plan. No amendment is being proposed to the Assumed Stock Option Plan.

         Reservation of the additional 280,000 shares under the Stock Option Plan is being requested for future grants and for use as an additional incentive in negotiating potential mergers and acquisitions. However, no acquisition or merger is presently contemplated. As of May 31, 1996 (the latest date available prior to the mailing of this proxy statement), of the 402,500 shares of Common Stock reserved for issuance under the Stock Option Plan, awards representing 90,008 shares of Common Stock are available for grant and previously granted options to purchase 182,666 shares of Common Stock remain unexercised. If the amendment to the Stock Option Plan is approved, the total number of shares of Common Stock reserved for issuance under the Stock Option Plan will be increased from 402,500 to 682,500. The exercise of stock options may decrease certain per share financial measures for a period of time and may diminish a stockholder's percentage voting power in the Corporation, although the Corporation may consider repurchasing its shares in the future in order to minimize or avoid any such effects.

         Atached as Exhibit B to this Proxy Statement is the complete text of the proposed amendment to the Stock Option Plan. The principal features of the Stock Option Plan are summarized below.

PRINCIPAL FEATURES OF THE STOCK OPTION AND INCENTIVE PLAN

         The Stock Option Plan provides for awards in the form of stock options, stock appreciation rights ("SARs") and limited stock appreciation rights ("Limited SARs") and restricted stock. Each award shall be on such terms and conditions, consistent with the Stock Option Plan and applicable OTS regulations, as the committee administering the Stock Option Plan may determine.

         Shares may be either authorized but unissued shares or reacquired shares held by the Corporation in its treasury. Any shares subject to an award which expires or is terminated unexercised will again be available for issuance under the Stock Option Plan or any other plan of the Corporation. Generally, no award or any right or interest therein is assignable or transferable except under certain limited exceptions set forth in the Stock Option Plan.

         The Stock Option Plan is administered by the Stock Option and Incentive Plan Committee, which is comprised of at least two non-employee members of the Board of Directors of the Corporation (the "Committee"). Directors Williamson and Whitney have been appointed as the present members of the Committee. Pursuant to the terms of the Stock Option Plan, any director or employee of the Corporation or its affiliates is eligible to participate in the Stock Option Plan. In granting awards under the Stock Option Plan, the Committee considers, among other things, position and years of service, value of the participant's service to the Corporation and the Bank, and the added responsibilities of such individuals as employees, directors and officers of a public company.

STOCK OPTIONS

         The term of stock options will not exceed ten years from the date of grant. The Committee may grant either "Incentive Stock Options" as defined under Section 422 of the Code or stock options not intended to qualify as such ("non-qualified stock options").

         In general, stock options will not be exercisable after the expiration of their terms. Unless otherwise determined by the Committee, in the event that a participant ceases to maintain continuous service (as defined in the Stock Option Plan) to the Corporation, or one of its affiliates, for any reason other than death or termination for cause, an exercisable stock option will continue to be exercisable for up to three years immediately succeeding such cessation of continuous service but in no event after the expiration date of the option. In the event of the death of a participant during such service or within the three-year period described above, an exercisable option will continue to be exercisable for one year following the death of the participant, but in no event later than ten years from the date of grant. Following the death of any participant, the Committee may, as an alternative means of settlement of an option, elect to pay to the holder an amount of cash equal to the amount by which the market value of the shares covered by the option on the date of exercise exceeds the exercise price. A stock option will automatically terminate and will no longer be exercisable as of the date a participant is terminated for cause.

         The exercise price for the purchase of shares subject to a stock option may not be less than 100% of the market value of the shares covered by the option on the date of grant. The exercise price must be paid in full in cash or shares of Common Stock, or a combination of both.

         Each non-employee director of the Corporation was granted, pursuant to the formula provision contained under the Stock Option Plan approved by stockholders in 1992, a non-qualified stock option to purchase 4,000 shares of Common Stock. Similarly, each non-employee director elected thereafter has or will receive a non-qualified stock option to purchase 4,000 shares of Common Stock as of the date he or she is first elected and qualified, subject to availability of options under the Stock Option Plan. Such options have a term of ten years, are generally not transferable and typically vest at the rate of 50% per year commencing on the date of grant (subject to certain exceptions set forth in the Stock Option Plan). The exercise price per share of such options shall be equal to the fair market value of the Common Stock on the date of grant.

STOCK APPRECIATION RIGHTS

         The Committee may grant SARs at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options, as described above. Upon the exercise of a SAR, the participant will receive the amount due in cash or shares, or a combination of both, as determined by the Committee. SARs may be related to stock options ("tandem SARs"), in which case the exercise of one will reduce to that extent the number of shares represented by the other. Notwithstanding the foregoing, no SAR may be exercisable by a director, senior officer (as defined in the Stock Option Plan) or ten percent beneficial owner (as defined in the Stock Option Plan) of the Corporation within six months of the date of its grant.

         SARs will require an expense accrual by the Corporation each year for the appreciation on the SARs which it is anticipated will be exercised. The amount of the accrual is dependent upon whether and the extent to which the SARs are granted and the amount, if any, by which the market value of the SARs exceeds the exercise price.

LIMITED STOCK APPRECIATION RIGHTS

         Limited SARs will be exercisable only for a limited period in the event of a tender or exchange offer for shares of the Corporation's Common Stock, other than by the Corporation, where 25% or more of the outstanding shares are acquired in that offer or any other offer which expires within 60 days of that offer. The amount paid on exercise of a Limited SAR will be the excess of (a) the market value of the shares on the date of exercise, or (b) the highest price paid pursuant to the offer, over the exercise price. Payment upon exercise of a Limited SAR will be in cash.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Subject to vesting requirements contained in OTS regulations, limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no Limited SAR will be exercisable by a director, senior officer or ten percent beneficial owner of the Corporation within six months of the date of its grant.

RESTRICTED STOCK

         The Committee may grant restricted stock, subject to forfeiture, if the participant fails to remain in the continuous service of the Corporation, or one of its subsidiaries, as a director, officer or employee for a stipulated period which may not be less than six months from the date of grant. The holder of restricted stock shall have all of the rights of a stockholder, including the right to receive dividends (with payment deferred if the Committee so decides) and the right to vote the shares. The participant may not, however, sell, assign, transfer, pledge or otherwise encumber any of the restricted stock during the restricted period.

         The Committee may, in its discretion, accelerate the time at which any or all restrictions will lapse, or may remove any or all of the restrictions. In the event a participant ceases to be employed by reason of death, disability or retirement, restricted stock still subject to restrictions will be free of these restrictions in proportion to the portion of the restricted period then elapsed, unless otherwise provided by the Committee. In the event of termination for any other reason, all shares will be forfeited and returned to the Corporation, unless the Committee provides otherwise.

EFFECT OF CHANGE IN CONTROL AND OTHER ADJUSTMENTS

         Shares as to which awards may be granted under the Stock Option Plan, and shares then subject to awards, will be adjusted by the Committee in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or other change in the corporate structure of the Corporation.

         In the case of any merger, consolidation or combination of the Corporation with or into another thrift holding company or other entity, whereby either the Corporation is not the continuing thrift holding company or its outstanding shares are converted into or exchanged for securities, cash or property, or any combination thereof, any participant to whom a stock option, SAR and Limited SAR has been granted at least six months prior to such event will have the right (subject to the provisions of the Stock Option Plan and any applicable vesting period) upon exercise of the option, SAR or Limited SAR to an amount equal to the excess of the fair market value on the date of exercise of the consideration receivable in the merger, consolidation or combination with respect to the shares covered or represented by the stock option, SAR or Limited SAR over the exercise price of the option, SAR or Limited SAR multiplied by the number of shares with respect to which the option, SAR or Limited SAR has been exercised.

         The restricted period with respect to an award of restricted stock will lapse, and the stock will become fully vested, if the service of a participant is involuntarily terminated for any reason within 18 months after a change in control of the Corporation. A change in control will be deemed to occur when (i) a person or group becomes the beneficial owner of shares of the Corporation representing 25% or more of the total number of votes which may be cast for the election of the Board of Directors of the Corporation, (ii) in connection with any tender or exchange offer (other than an offer by the Corporation), merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who are Directors of the Corporation cease to be a majority of the Board of Directors, or (iii) stockholders of the Corporation approve a transaction pursuant to which the Corporation will cease to be an independent publicly-owned thrift holding company or pursuant to which substantially all of its assets will be sold; provided, however, that the occurrence of any such events shall not be deemed a change in control if, prior to such occurrence, at least a majority of the Board of Directors approves such occurrence.

         In addition, in the event of a tender or exchange offer (other than an offer made by the Corporation) or if the event specified in clause (iii) above occurs, all outstanding stock options and SARs not fully exercisable will become exercisable in full and remain so for a period of 60 days, after which they will revert to being exercisable in accordance with their terms. However, no stock option or SAR will be exercisable by any director, senior officer or ten percent beneficial owner of the Corporation, or one of its subsidiaries, within six months of the date of the grant of such stock option or SAR and no options or SARs previously exercised or terminated shall be exercisable.

AMENDMENT AND TERMINATION

         The Board of Directors of the Corporation may at any time amend, suspend or terminate the Stock Option Plan or any portion thereof but may not, without the prior approval of the stockholders, make any amendment which (i) materially increases the total number of shares which may be subject to awards,
(ii) materially increases the number of shares which may be subject to awards to participants who are not employees, or (iii) changes the class of persons eligible to participate in the Stock Option Plan. Unless previously terminated, the tock Option Plan shall continue in effect for a term of ten years (i.e., January 29, 2002) after which no further awards may be granted under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

         Under present federal income tax laws, awards under the Stock Option Plan will have the following consequences:

         (1) The grant of an award will neither, by itself, result in the recognition of taxable income to the participant nor entitle the Corporation to a deduction at the time of such grant.

         (2) The exercise of a Stock Option which is an "Incentive Stock Option" within the meaning of Section 422 of the Code will generally not, by itself, result in the recognition of taxable income to the participant nor entitle the Corporation to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the Shares acquired on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax is incurred only when it exceeds the regular income tax. The alternative minimum tax will be payable at the rate of 26% to the first $175,000 of "minimum taxable income" in excess of $33,750 (single person) or $45,000 (married person filing jointly). This tax applies at a flat rate of 28% of so much of the taxable excess as exceeds $175,000. If a taxpayer has alternative minimum taxable income in excess of $150,000 (married persons filing jointly) or $112,500 (single person), the $45,000 or $33,750 exemptions are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income of the taxpayer exceeds $150,000 or $112,500, respectively. Provided the applicable holding periods described below are satisfied, the participant will recognize long-term capital gain or loss upon resale of the shares received upon such exercise. The Corporation will generally not be entitled to a tax deduction with respect to the granting or exercise of such a Stock Option or the subsequent sale of the Shares. If the Shares are not held for at least one year after transfer of the Shares to him or two years after the grant of the Incentive Stock Option, whichever is later, the participant will also recognize ordinary income or loss upon disposition in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the Shares acquired pursuant to the Incentive Stock Option. In such an event, the Corporation will generally be entitled to a corresponding deduction, provided the Corporation meets its federal withholding tax obligations.

         (3) The exercise of a stock option which is not an Incentive Stock Option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option.

         (4) The exercise of a SAR will result in the recognition of ordinary income by the participant on the date of exercise in an amount of cash, and/or the fair market value on that date of the shares, acquired pursuant to the exercise.

         (5) Holders of restricted stock will recognize ordinary income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine such fair market value on the date of the grant of the restricted stock. Holders of restricted stock will also recognize ordinary income equal to their dividend or dividend equivalent payments when such payments are received.

         (6) The Corporation will be allowed a deduction at the time, and in the amount of, any ordinary income recognized by the participant under the various circumstances described above, provided that the Corporation meets its federal withholding tax obligations.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AMENDMENT TO CITFED'S 1991 STOCK OPTION AND INCENTIVE PLAN.


                              INDEPENDENT AUDITORS

         CitFed's independent auditors are Deloitte & Touche LLP, independent auditors. Representatives of Deloitte & Touche LLP are expected to attend CitFed's Annual Meeting to respond to appropriate questions and to make a statement if they so desire.


                             STOCKHOLDER PROPOSALS

         In order to be eligible for inclusion in the Corporation's proxy materials for next year s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive offices, One Citizens Federal Centre, Dayton, Ohio, no later than February 10, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                                 OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition, CitFed has engaged Chemical Bank ("Chemical") to assist CitFed in distributing proxy materials and contacting record and beneficial owners of CitFed Common Stock. CitFed has agreed to pay Chemical approximately $15,000 plus out-of-pocket expenses for its services to be rendered on behalf of CitFed. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

                                                                      EXHIBIT A



                             PROPOSED AMENDMENT TO
                          ARTICLE FOURTH, PARAGRAPH A
                                       OF
                    THE AMENDED CERTIFICATE OF INCORPORATION
                            OF CITFED BANCORP, INC.


     RESOLVED, that Paragraph A of Article Fourth of the Amended Certificate of Incorporation of Citfed Bancorp, Inc. be, and hereby is, amended in its entirety to read as follows:

          FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is forty-five million (45,000,000) consisting of:

               (a) fifteen million (15,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

               (b) thirty million (30,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

                                                                      EXHIBIT B



                            PROPOSED AMENDMENT NO. 1
                              TO THE CORPORATION'S
                      1991 STOCK OPTION AND INCENTIVE PLAN


Section 5 of the Stock Option and Incentive Plan is amended to read as follows:

     5.  Shares Subject to Plan.  Subject to adjustment by the operation of
Section 12 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 682,500. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. Shares which are subject to Related Rights and Related Options shall be counted only once in determining whether the maximum number of Shares with respect to which Awards may be granted under the Plan has been exceeded. An Award shall not be considered to have been made under the Plan with respect to any Option or Right which terminates or with respect to Restricted Stock which is forfeited, and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

                                REVOCABLE PROXY
                              CITFED BANCORP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 26, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints the Board of Directors of CitFed Bancorp, Inc. (the "Corporation"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on Friday, July 26, 1996 at the Corporation's executive offices in the Savers Club Auditorium, One Citizens Federal Centre, Dayton, Ohio at 2:00 P.M. (Eastern Daylight Time), and at any and all adjournments thereof, of the proposals set forth on the reverse side of this proxy.

          In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

          THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

          This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).
     If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

          The undersigned acknowledges receipt from the Corporation prior to the execution of this Proxy, of Notice of the Meeting, a related Proxy Statement and the Corporation's Annual Report to Stockholders for the fiscal year ended March 31, 1996.

                          (CONTINUED ON REVERSE SIDE)
- - --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                        Please mark
                                                                                                        your votes as   /X/
                                                                                                        indicated in
                                                                                                        this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

1. The election of the following                                2. Approval of an amendment to Article Fourth of CitFed's
   directors for terms of three years:                             Certificate of Incorporation to increase the total number of shares of all classes of stock which the Corporation shall have the authority to issue to forty-five million (45,000,000), consisting of fifteen million (15,000,000) shares of preferred
            FOR           WITHHELD                                 stock and thirty million (30,000,000) shares of common stock:

                                                                                   FOR     AGAINST     ABSTAIN

            / /             / /                                                    / /       / /         / /

NOMINEES: CHERYL A. CRAIGIE, ALLEN M. HILL,                     3. Approval of an amendment to the Corporation's 1991 Stock Option
          GILBERT P. WILLIAMSON                                    and Incentive Plan to increase by 280,000 the number of shares reserved for issuance thereunder (which is less than 5.00% of the
INSTRUCTION:  To withhold your vote for any individual             issued and outstanding shares of the Corporation's common stock):
nominee, strike a line through the nominee's name in
the list.                                                                          FOR     AGAINST     ABSTAIN

                                                                                   / /       / /         / /



                                                                                   Dated:_________________________________________


                                                                                   _______________________________________________
                                                                                               SIGNATURE OF STOCKHOLDER

                                                                                   _______________________________________________
                                                                                               PRINT NAME OF STOCKHOLDER

                                                                                   Please sign exactly as your name appears on this
                                                                                   card. When signing as attorney, executor,
                                                                                   administrator, trustee or guardian, please give
                                                                                   your full title. If shares are held jointly,
                                                                                   each holder should sign.

                                                                                     PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL
                                                                                   THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
- - -----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE